Exhibit 9

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Complete and partial portfolio holdings—arrangements to disclose to Service Providers, Fiduciaries and Other Third Parties”, “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, each dated November 28, 2022, and each included in this Post-Effective Amendment No. 61 to the Registration Statement (Form N-1A No. 33-87254) of PACE Select Advisors Trust (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated September 29, 2022, with respect to the financial statements and financial highlights of PACE Select Advisors Trust included in the Annual Report to Shareholders (Form N-CSR) for the year ended July 31, 2022, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

November 23, 2022